Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-269296

Prospectus Supplement to the Prospectus, as it may be amended from time to time, that forms a part of
Registration Statement No. 333-269296.

GS Finance Corp.

Warrants, Series G

guaranteed by

The Goldman Sachs Group, Inc.

TERMS OF SALE

The following terms may apply to the warrants that GS Finance Corp. may sell from time to time. The final terms of your warrants will be included in the applicable pricing supplement. GS Finance Corp. will receive between 99.100% and 99.950% of the proceeds from the sale of the warrants, after paying the agents’ commissions of between 0.050% and 0.900%, unless a different agents’ commission is specified in the applicable pricing supplement.

•generally, payment date occurring one month or more after original issue date	•may be subject to redemption at the option of GS Finance Corp. or repayment at the option of the holder
•payment amount (principal) may be determined by reference to one or more underlying indices, securities or other measures or instruments	•may be denominated in a currency other than U.S. dollars or in a composite currency
•settlement in immediately available funds
•may be book-entry form only	•fully and unconditionally guaranteed by The Goldman Sachs Group, Inc.

GS Finance Corp. does not plan to list the warrants for trading on a securities exchange unless otherwise specified in the applicable pricing supplement.

You will not be able to purchase the warrants unless you have an options-approved account.

Neither the U.S. Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement, the accompanying prospectus or any pricing supplement. Any representation to the contrary is a criminal offense.

The warrants are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

GS Finance Corp. may sell the warrants directly or through one or more agents or dealers, including the agent listed below. The agents are not required to sell any particular amount of the warrants.

GS Finance Corp. may use this prospectus supplement in the initial sale of any warrants. In addition, Goldman Sachs & Co. LLC or any other affiliate of GS Finance Corp. may use this prospectus supplement in a market-making transaction in any warrants after their initial sale. Unless GS Finance Corp. or its agent informs the purchaser otherwise in the confirmation of sale, this prospectus supplement is being used in a market-making transaction.

Goldman Sachs & Co. LLC

Prospectus Supplement dated February 13, 2023.

USE OF PROCEEDS

We intend to lend the net proceeds from the sales of warrants to The Goldman Sachs Group, Inc. or its affiliates. The Goldman Sachs Group, Inc. expects to use the proceeds from such loans to provide additional funds for its operations and for other general corporate purposes, although it has not yet determined a specific use.

We will receive the net proceeds only from sales of the warrants made in connection with their original issuance. We have not received, and do not expect to receive, any proceeds from resales of the warrants by Goldman Sachs & Co. LLC (“GS&Co.”) or any of our other affiliates in market-making transactions. We expect our affiliates to retain the proceeds of their market- making resales and not to pay the proceeds to us or The Goldman Sachs Group, Inc.

DESCRIPTION OF WARRANTS WE MAY OFFER

References to “we”, “our” and “us” refer only to GS Finance Corp. and not to The Goldman Sachs Group, Inc.; references to “The Goldman Sachs Group, Inc.” refer only to The Goldman Sachs Group, Inc. and not to its consolidated subsidiaries. Also, references to “holders” mean those who own warrants registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in warrants registered in street name or in warrants issued in book-entry form through The Depository Trust Company or another depositary. Owners of beneficial interests in the warrants should read the section entitled “Legal Ownership and Book-Entry Issuance” in the accompanying prospectus.

Information About Our Warrants, Series G Program

The warrants are a separate series of our securities, which will be fully and unconditionally guaranteed by The Goldman Sachs Group, Inc. We summarize various terms that apply generally to our warrants in the accompanying prospectus under the caption “Description of Warrants We May Offer”. The following description of the warrants supplements that description of the warrants. Consequently, you should read this prospectus supplement together with the accompanying prospectus in order to understand the general terms of the warrants issued under our Warrants, Series G program. However, if terms used in this prospectus supplement are inconsistent with the accompanying prospectus, this prospectus supplement controls with regard to the warrants.

This section summarizes the material terms that will apply generally to warrants issued under our Warrants, Series G program. The specific terms of your warrants will be described in the applicable pricing supplement that will accompany this prospectus supplement and the accompanying prospectus. Those terms will supplement and, if applicable, may modify or replace the general terms described in this section and in the accompanying prospectus. If your pricing supplement is inconsistent with this prospectus supplement or the accompanying prospectus, your pricing supplement will control with regard to your warrants. Consequently, the statements we make in this section or in the accompanying prospectus may not apply to your warrants.

When we refer to your pricing supplement, we mean the pricing supplement or other supplements to this prospectus supplement describing the specific terms of the warrants you purchase. When we refer to the accompanying prospectus, we mean our prospectus, as amended from time to time, that forms a part of Registration Statement No. 333-269296. Unless we say otherwise below, the terms we use in this prospectus supplement that we also use in the accompanying prospectus have the meanings we give them in that document. Similarly, the terms we use in your pricing supplement that we also use in this prospectus supplement will have the meanings we give them in this document, unless we say otherwise in your pricing supplement.

The Warrants Will Be Issued Under the GSFC 2008 Indenture

The warrants issued under our Warrants, Series G program are governed by our Senior Debt Indenture, dated as of October 10, 2008, as supplemented by the First Supplemental Indenture, dated as of February 20, 2015, the Fourth Supplemental Indenture, dated as of August 21, 2018, the Seventh Supplemental Indenture, dated as of July 1, 2020, and the Eighth Supplemental Indenture, dated as of October 14, 2020 (which, collectively, we refer to as the “GSFC 2008 indenture” in this prospectus supplement and which, collectively, we referred to as the warrant indenture in the accompanying prospectus). The Eighth Supplemental Indenture, dated as of October 14, 2020, expressly addresses the issuance of securities designated as warrants, including the warrants issued under our Warrants, Series G program. Certain key provisions of the GSFC 2008 indenture are described below.

Under the GSFC 2008 indenture, as amended, the only events of default are payment defaults that continue for a 30-day grace period and insolvency events as specified therein, unless the applicable pricing supplement says otherwise. Any other default under or breach of the GSFC 2008 indenture or any securities to be issued thereunder will not give rise to an event of default, whether after notice, the passage of time or otherwise. In addition, even if an event of default or some other default (or breach) occurs, neither the trustee nor the holders of any warrants will be entitled to accelerate the payment date of any securities – that is, they will not be entitled to declare the principal of any warrants to be immediately due and payable (other than any warrants whose terms specify otherwise, as described in the applicable pricing supplement). See “Description of Warrants We May Offer — Default, Remedies and Waiver of Default” in the accompanying prospectus for further details.

In addition, for the purposes of this paragraph and the events of default and remedies described under “Description of Warrants We May Offer — Default, Remedies and Waiver of Default” in the accompanying prospectus, the term “series” refers to securities with the same CUSIP number. Generally, a given CUSIP number is assigned to securities that have identical terms, except as to issue date and issue price. As a result, an event of default for a particular series of warrants issued under our Warrants, Series G program will not be an event of default for any other series of warrants with different terms issued under our Warrants, Series G program. See “Description of Warrants We May Offer — Default, Remedies and Waiver of Default” in the accompanying prospectus for further details.

The GSFC 2008 indenture also provides, with respect to warrants issued under our Warrants, Series G program, (i) that we may sell or transfer our assets substantially as an entirety, in one or more transactions, to one or more entities, provided that our assets and the assets of our direct or indirect subsidiaries in which we own a majority of the combined voting power, taken together, are not sold or transferred substantially as an entirety to one or more entities that are not direct or indirect subsidiaries of The Goldman Sachs Group, Inc. in which it owns a majority of the combined voting power, and (ii) The Goldman Sachs Group, Inc. may sell or transfer its assets, substantially as an entirety, in one or more transactions, to one or more entities, provided that the assets of The Goldman Sachs Group,

Inc. and its direct or indirect subsidiaries in which it owns a majority of the combined voting power, taken together, are not sold or transferred substantially as an entirety to one or more entities that are not such subsidiaries. See “Risks Relating to Regulatory Resolution Strategies and Long-Term Debt Requirements — Holders of our warrants issued under the GSFC 2008 indenture could be at greater risk for being structurally subordinated if we sell or transfer our assets substantially as an entirety to one or more of Group Inc.’s subsidiaries or Group Inc. sells or transfers its assets substantially as an entirety to one or more of its subsidiaries.” in the accompanying prospectus for further details.

The GSFC 2008 indenture is a contract among us, The Goldman Sachs Group, Inc. and The Bank of New York Mellon, which acts as trustee. The trustee has two main roles:

•

First, the trustee can enforce your rights against us or The Goldman Sachs Group, Inc. if we or The Goldman Sachs Group, Inc. default. There are limitations on the extent to which the trustee acts on your behalf, which we describe under “Description of Warrants We May Offer — Default, Remedies and Waiver of Default” in the accompanying prospectus; and

•	Second, the trustee performs administrative duties for us, such as sending you notices.

We May Issue Other Series of Securities

The GSFC 2008 indenture permits us to issue, from time to time, different series of securities and, within each different series of securities, different securities. The Series G warrants will be a single, distinct series of securities. We may, however, issue warrants in such amounts, at such times and on such terms as we wish. The warrants may differ from one another, and from other series, in their terms.

When we refer to the “warrants”, the “Series G warrants” or “these warrants”, we mean the warrants issued under our Warrants, Series G program. When we refer to a “series” of securities, we mean a series, such as the warrants, issued under the GSFC 2008 indenture. In the limited context of events of default and remedies described under “Description of Warrants We May Offer — Default, Remedies and Waiver of Default” in the accompanying prospectus, the term “series” refers to securities with the same CUSIP number.

Amounts That We May Issue

The GSFC 2008 indenture does not limit the aggregate amount of securities that we may issue. Nor does it limit the number of series or warrants or the aggregate principal amount of any particular series or warrants that we may issue. Also, if we issue warrants having the same terms in a particular offering, we may “reopen” that offering at any later time and offer additional warrants having the same CUSIP number, payment date and other terms, except for the date of issuance and issue price.

We may issue Series G warrants at any time, without your consent and without notifying you.

Our affiliates may use this prospectus supplement to resell warrants in market-making transactions from time to time, including both warrants that we have issued before the date of this prospectus supplement and warrants that we have not yet issued. We describe these transactions under “Supplemental Plan of Distribution” below.

The GSFC 2008 indenture and the warrants do not limit our ability to incur other indebtedness or to issue other securities from time to time. Also, we are not subject to financial or similar restrictions by the terms of the warrants or the GSFC 2008 indenture, except as described under “Description of Debt Warrants We May Offer—Restriction on Liens” in the accompanying prospectus.

How the Warrants Rank Against Other Debt

The Series G warrants will not be secured by any of our property or assets or property or assets of The Goldman Sachs Group, Inc. or its subsidiaries. Thus, by owning warrants, you are one of our unsecured creditors.

The warrants will not be subordinated to any of our other debt obligations. This means that, in a bankruptcy or liquidation proceeding against us, the warrants would rank equally in right of payment with all our other unsecured and unsubordinated debt.

The guarantee of the warrants by the Goldman Sachs Group Inc. will not be subordinated to any other debt or guarantee obligations of The Goldman Sachs Group, Inc. This means that, in a bankruptcy or liquidation proceeding against The Goldman Sachs Group, Inc., the guarantees would rank equally in right of payment with all other unsecured and unsubordinated debt or guarantees of The Goldman Sachs Group, Inc. See “Description of Warrants We May Offer — Guarantee by The Goldman Sachs Group, Inc.” in the accompanying prospectus for a brief description of the guarantee by The Goldman Sachs Group, Inc.

An investment in the warrants involves risks because The Goldman Sachs Group, Inc., the guarantor of the warrants, is a holding company and because some of its subsidiaries, including from time to time some of its principal operating subsidiaries, are partnerships in which The Goldman Sachs Group, Inc. is the sole limited partner. We summarize these risks under “Prospectus Summary — The Goldman Sachs Group, Inc. Is a Holding Company” in the accompanying prospectus.

The GSFC 2008 Indenture

The GSFC 2008 indenture and its associated documents, including your warrants, contain the full legal text of the matters described in this section and your pricing supplement. The GSFC 2008 indenture and the warrants are governed by New York law.

A copy of the GSFC 2008 indenture has been previously filed with the SEC as part of the registration statement relating to the warrants. See “Available Information” in the accompanying prospectus for information on how to obtain a copy.

Investors should carefully read the description of the terms and provisions of our warrants and the GSFC 2008 indenture under “Description of Warrants We May Offer” in the accompanying prospectus. That section, together with this prospectus supplement and your pricing supplement, summarizes all the material terms of the GSFC 2008 indenture and your warrants. They do not, however, describe every aspect of the GSFC 2008 indenture and your warrants. For example, in this section entitled “Description of Warrants We May Offer”, the accompanying prospectus and your pricing supplement, we use terms that have been given special meaning in the GSFC 2008 indenture, but we describe the meaning of only the more important of those terms in this prospectus supplement.

Features Common to All Warrants

Currency of Warrants

Amounts that become due and payable on the warrants in cash will be payable in a currency, composite currency, basket of currencies or currency unit or units specified in your pricing supplement. We refer to this currency, composite currency, basket of currencies or currency unit or units as a “specified currency”. The specified currency for the warrants will be U.S. dollars, unless your pricing supplement specifies otherwise. Some warrants may have different specified currencies for principal. You will have to pay for the warrants by delivering the requisite amount of the specified currency for the principal to GS&Co. or another firm that we name in your pricing supplement, unless other arrangements have been made between you and us or you and GS&Co. We will make payments on the warrants in the specified currency, except as described in the accompanying prospectus under “Description of Warrants We May Offer — Payment Mechanics for Warrants”. Before you purchase any warrants payable in a non-U.S. dollar currency, composite currency, basket of currencies or currency unit or units, as described in your pricing supplement, you should read carefully the section entitled “Considerations Relating to Securities Denominated or Payable in or Linked to a Non-U.S. Dollar Currency” in the accompanying prospectus.

Payment Amount (Principal)

The warrants provide that the amount payable on the payment date will be determined by reference to:

•	securities of one or more issuers;
•	one or more currencies;
•	one or more indices;
•	any other financial, economic or other measure or instrument, including the occurrence or non-occurrence of any event or circumstance; and/or
•	one or more baskets of the items described above.

We refer to the items described above as the “index” to which the value of your warrants is linked. You may receive an amount on the payment date that is greater than or less than your initial investment in the warrants depending upon the formula used to determine the amount payable and the value of the applicable index at maturity. The value of the applicable index will fluctuate over time.

The warrants that we issue will be cash settled only.

If you purchase warrants, your pricing supplement will include information about the relevant index, about how amounts that are to become payable will be determined by reference to the price or value of that index and about the terms on which the warrants may be settled. We have initially appointed GS&Co. as our calculation agent for any warrants. The calculation agent may exercise significant discretion in calculating amounts payable with respect to the warrants. We may specify a different calculation agent in your pricing supplement. See “Considerations Relating to Warrants” below for more information about risks of investing in warrants of this type.

Information in the Pricing Supplement

Your pricing supplement will describe one or more of the following terms of your warrants:

•	the expiration date;
•	the payment date;
•	the specified currency or currencies for principal, if not U.S. dollars;
•	the denomination of your warrants;
•	the price at which we originally issue your warrants, expressed as a percentage of the principal amount, and the original issue date;

•	whether your warrants are represented by a global security or a master global security;
•	the principal amount, if any, we will pay you on the payment date or the formula we will use to calculate this amount, if any;
•

if applicable, the circumstances under which your warrants may be redeemed at our option or repaid at the holder’s option before the payment date, including any redemption commencement date, repayment date(s), redemption price(s) and redemption period(s), all of which we describe under “Description of Warrants We May Offer — Redemption and Repayment” in the accompanying prospectus;

•

the depositary for your warrants, if other than DTC, and any circumstances under which the holder may request warrants in non-global form, if we choose not to issue your warrants in book-entry form only; and

•

any terms of guarantee of your warrants by The Goldman Sachs Group, Inc. that are different from or in addition to the description under “Description of Warrants We May Offer — Guarantee by The Goldman Sachs Group, Inc.” in the accompanying prospectus; and

•	any other terms of your warrants, which could be different from those described in this prospectus supplement and the accompanying prospectus.

Market-Making Transactions. If you purchase your warrants in a market-making transaction, you will receive information about the price you pay and your trade and settlement dates in a separate confirmation of sale. A market-making transaction is one in which GS&Co. or another of our affiliates resells warrants that it has previously acquired from another holder. A market-making transaction in a particular warrant occurs after the original sale of the warrant. See “Plan of Distribution” in the accompanying prospectus and “Supplemental Plan of Distribution” below.

Form, Denomination and Legal Ownership of Warrants

Your warrants will be issued in registered form in any authorized denominations as specified in your pricing supplement.

Your warrants will be issued in book-entry form and represented by a global security or a master global security. You should read the section “Legal Ownership and Book-Entry Issuance” in the accompanying prospectus for information about this type of arrangement and your rights under this type of arrangement.

CONSIDERATIONS RELATING TO WARRANTS

Warrants will present a high level of risk, and investors in certain warrants may lose their entire investment. In addition, the treatment of warrants for U.S. federal income tax purposes is often unclear due to the absence of any authority specifically addressing the issues presented by any particular warrant. Thus, if you propose to invest in warrants, you should independently evaluate the federal income tax consequences of purchasing a warrant that apply in your particular circumstances. You should also read “United States Taxation” below for a discussion of U.S. tax matters.

Investing in the Warrants Involves a High Degree of Risk and Investors in Warrants Could Lose Their Investment

The amount of principal payable on a warrant will be determined by reference to the price, value or level of one or more securities, currencies or other properties, any other financial, economic or other measure or instrument, including the occurrence or non-occurrence of any event or circumstance, one or more indices and/or one or more baskets of any of these items. We refer to each of these as an “index”. The direction and magnitude of the change in the price, value or level of the relevant index will determine the amount of principal payable on a warrant. Thus, you may lose all or a portion of the amount you invest. In addition, you are subject to our credit risk, as issuer, and the credit risk of The Goldman Sachs Group, Inc., as guarantor.

The Warrants Are Not Appropriate for Investors Who Do Not Have Options-Approved Accounts

You will not be able to purchase the warrants unless you have an options-approved brokerage account.  The warrants involve a high degree of risk and are not appropriate for every investor.  You must be able to understand and bear the risk of an investment in the warrants, and you should be experienced with respect to options and options transactions.

The Return on Warrants May Be Below the Return on Similar Securities

You will not receive any periodic interest payments on any warrant. As a result, the overall return on such warrant may be less than the amount you would have earned by investing in a non- indexed security that bears interest at a prevailing market fixed or floating rate.

The Issuer of a Security or Currency That Serves as an Index Could Take Actions That May Adversely Affect a Warrant

The issuer of a security that serves as an index or part of an index for a warrant will have no involvement in the offer and sale of the warrant and no obligations to the holder of the warrant. The issuer may take actions, such as a merger or sale of assets, without regard to the interests of the holder. Any of these actions could adversely affect the value of a warrant indexed to that security or to an index of which that security is a component.

If the index for a warrant includes a non-U.S. dollar currency or other asset denominated in a non-U.S. dollar currency, the government that issues that currency will also have no involvement in the offer and sale of the warrant and no obligations to the holder of the warrant. That government may take actions that could adversely affect the value of the warrant. See “Considerations Relating to Securities Denominated or Payable in or Linked to a Non-U.S. Dollar Currency — Government Policy Can Adversely Affect Foreign Currency Exchange Rates and an Investment in a Non-U.S. Dollar Security” in the accompanying prospectus for more information about these kinds of government actions.

A Warrant May Be Linked to a Volatile Index, Which May Adversely Affect Your Investment

Some indices are highly volatile, which means that their value may change significantly, up or down, over a short period of time. It is impossible to predict the future performance of an index based on its historical performance. The amount of principal that can be expected to become payable on a warrant may vary substantially from time to time. Because the amounts payable with respect to a warrant are generally calculated based on the price, value or level of the relevant index on a specified date or over a limited period of time, volatility in the index increases the risk that the return on the warrant may be adversely affected by a fluctuation in the level of the relevant index.

The volatility of an index may be affected by financial, political, military or economic events, including governmental actions, or by the activities of participants in the relevant markets. Any of these events or activities could adversely affect the value of a warrant. In the case of currencies, see “Considerations Relating to Securities Denominated or Payable in or Linked to a

Non-U.S. Dollar Currency — Changes in Currency Exchange Rates Can Be Volatile and Unpredictable” in the accompanying prospectus.

An Index to Which a Warrant Is Linked Could Be Changed or Become Unavailable

Some indices compiled by us or our affiliates or third parties may consist of or refer to several or many different securities or currencies or other instruments or measures. The index sponsor of such an index typically reserves the right to alter the composition of the index and the manner in which the value or level of the index is calculated. Changes to the composition of an index may result in a decrease in the value of or return on a warrant that is linked to such index. The indices for our warrants may include published indices of this kind or customized indices developed by us or our affiliates in connection with particular issues of warrants.

A published index may become unavailable, or a customized index may become impossible to calculate in the normal manner, due to events such as war, natural disasters, cessation of publication of the index or a suspension or disruption of trading in one or more securities or currencies or other instruments or measures on which the index is based. If an index becomes unavailable or impossible to calculate in the normal manner, the terms of a particular warrant may allow us to delay determining the amount payable as principal on a warrant, or we may use an alternative method to determine the value of the unavailable index. Alternative methods of valuation are generally intended to produce a value similar to the value resulting from reference to the relevant index. However, it is unlikely that any alternative method of valuation we use will produce a value identical to the value that the actual index would produce. If we use an alternative method of valuation for a warrant linked to an index of this kind, the value of the warrant, or the rate of return on it, may be lower than it otherwise would be.

Some warrants are linked to indices that are not commonly used or that have been developed only recently. The lack of a trading history may make it difficult to anticipate the volatility or other risks associated with a warrant of this kind. In addition, trading in these indices or their underlying stocks or currencies or other instruments or measures, or options or futures contracts on these stocks or currencies or other instruments or measures, may be limited, which could increase their volatility and decrease the value of the related warrants or the rates of return on them.

We May Engage in Hedging Activities that Could Adversely Affect a Warrant

In order to hedge an exposure on a particular warrant, we may, directly or through our affiliates, enter into transactions involving the securities or currencies or other instruments or measures that underlie the index for that warrant, or derivative instruments, such as swaps, options or futures, on the index or any of its component items. By engaging in transactions of this kind, we could adversely affect the value of a warrant. It is possible that we could achieve substantial returns from our hedging transactions while the value of the warrant may decline.

Information About an Index or Indices May Not Be Indicative of Future Performance

If we issue a warrant, we may include historical information about the relevant index or indices in the applicable pricing supplement. Any information about indices that we may provide will be furnished as a matter of information only, and you should not regard the information as indicative of the range of, or trends in, fluctuations in the relevant index or indices that may occur in the future.

We May Have Conflicts of Interest Regarding a Warrant

GS&Co. and our other affiliates may have conflicts of interest with respect to some warrants. GS&Co. and our other affiliates may engage in trading, including trading for hedging purposes, for their own accounts or for other accounts under their management, in warrants and in the securities or currencies or other instruments or measures on which the index is based or in other derivative instruments related to the index or its component items. These trading activities could adversely affect the value of warrants. We and our affiliates may also issue or underwrite securities or derivative instruments that are linked to the same index as one or more warrants. By introducing competing products into the marketplace in this manner, we could adversely affect the value of a warrant.

GS&Co. or another of our affiliates may serve as calculation agent for the warrants and may have considerable discretion in calculating the amounts payable in respect of the warrants. To the extent that GS&Co. or another of our affiliates calculates or compiles a particular index, it may also have considerable discretion in performing the calculation or compilation of the index.

Exercising discretion in this manner could adversely affect the value of a warrant based on the index or the rate of return on the warrant.

UNITED STATES TAXATION

Investors should read carefully the description of material United States federal income tax consequences of owning warrants settled in cash under “United States Taxation” in the accompanying prospectus.

EMPLOYEE RETIREMENT INCOME SECURITY ACT

This section is only relevant to you if you are an insurance company or the fiduciary of a pension plan or an employee benefit plan (including a governmental plan, an IRA or a Keogh Plan) proposing to invest in the warrants.

The U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and the U.S. Internal Revenue Code of 1986, as amended (the “Code”), prohibit certain transactions (“prohibited transactions”) involving the assets of an employee benefit plan that is subject to the fiduciary responsibility provisions of ERISA or Section 4975 of the Code (including individual retirement accounts, Keogh plans and other plans described in Section 4975(e)(1) of the Code) (a “Plan”) and certain persons who are “parties in interest” (within the meaning of ERISA) or “disqualified persons” (within the meaning of the Code) with respect to the Plan; governmental plans may be subject to similar prohibitions unless an exemption applies to the transaction. The assets of a Plan may include assets held in the general account of an insurance company that are deemed “plan assets” under ERISA or assets of certain investment vehicles in which the Plan invests. Each of The Goldman Sachs Group, Inc. and certain of its affiliates may be considered a “party in interest” or a “disqualified person” with respect to many Plans, and, accordingly, prohibited transactions may arise if the warrants are acquired by or on behalf of a Plan unless those warrants are acquired and held pursuant to an available exemption. In general, available exemptions include: transactions effected on behalf of that Plan by a “qualified professional asset manager” (prohibited transaction exemption 84-14) or an “in-house asset manager” (prohibited transaction exemption 96-23), transactions involving insurance company general accounts (prohibited transaction exemption 95-60), transactions involving insurance company pooled separate accounts (prohibited transaction exemption 90-1), transactions involving bank collective investment funds (prohibited transaction exemption 91-38) and transactions with service providers under Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code where the Plan receives no less and pays no more than “adequate consideration” (within the meaning of Section 408(b)(17) of ERISA and Section 4975(f)(10) of the Code). The person making the decision on behalf of a Plan or a governmental plan shall be deemed, on behalf of itself and the plan, by purchasing and holding the warrants, or exercising any rights related thereto, to represent that (a) the plan will receive no less and pay no more than “adequate consideration” (within the meaning of Section 408(b)(17) of ERISA and Section 4975(f)(10) of the Code) in connection with the purchase and holding of the warrants, (b) none of the purchase, holding or disposition of the warrants or the exercise of any rights related to the warrants will result in a non-exempt prohibited transaction under ERISA or the Code (or, with respect to a governmental plan, under any similar applicable law or regulation), and (c) neither The Goldman Sachs Group, Inc. nor any of its affiliates is a “fiduciary” (within the meaning of Section 3(21) of ERISA) or, with respect to a governmental plan, under any similar applicable law or regulation) with respect to the purchaser or holder in connection with such person’s acquisition, disposition or holding of the warrants, or as a result of any exercise by The Goldman Sachs Group, Inc. or any of its affiliates of any rights in connection with the warrants, and neither The Goldman Sachs Group, Inc. nor any of its affiliates has provided investment advice in connection with such person’s acquisition, disposition or holding of the warrants.

If you are an insurance company or the fiduciary of a pension plan or an employee benefit plan (including a governmental plan, an IRA or a Keogh plan) and propose to invest in the warrants, you should consult your legal counsel.

SUPPLEMENTAL PLAN OF DISTRIBUTION

We, The Goldman Sachs Group, Inc., as the guarantor, and GS&Co., as the agent, have entered into a distribution agreement, as amended, supplemented, or amended and restated, from time to time, with respect to the warrants (the “Distribution Agreement”). Subject to certain conditions, the agent has agreed to use its reasonable efforts to solicit purchases of the warrants. We have the right to accept offers to purchase warrants and may reject any proposed purchase of the warrants. The agent may also reject any offer to purchase warrants. We will pay the agent a commission on any warrants sold through the agent. The commission we will pay to the agent will range from 0.050% to 0.900% of the principal amount of the warrants, depending on the payment date of the warrants as specified in your pricing supplement.

We may also sell warrants to the agent who will purchase the warrants as principal for its own account. In that case, the agent will purchase the warrants at a price equal to the issue price specified in your pricing supplement, less a discount. The discount will equal the applicable commission on an agency sale of warrants with the same payment date.

The agent may resell any warrants it purchases as principal to other brokers or dealers at a discount, which may include all or part of the discount the agent received from us. If all the warrants are not sold at the initial offering price, the agent may change the offering price and the other selling terms.

We may also sell warrants directly to investors. We will not pay commissions on warrants we sell directly.

The agent, whether acting as agent or principal, may be deemed to be an “underwriter” within the meaning of the Securities Act of 1933 (the “Securities Act”). We and The Goldman Sachs Group, Inc. have agreed to jointly and severally indemnify the agent against certain liabilities, including liabilities under the Securities Act.

If the agent sells warrants to dealers who resell to investors and the agent pays the dealers all or part of the discount or commission it receives from us, those dealers may also be deemed to be “underwriters” within the meaning of the Securities Act.

The purchase price of the warrants will be required to be paid in immediately available funds in New York City.

We may appoint agents, other than or in addition to GS&Co., with respect to the warrants. Any other agents will be named in your pricing supplement and those agents will enter into the Distribution Agreement. The other agents may be our affiliates or customers or affiliates or customers of The Goldman Sachs Group, Inc. and may engage in transactions with and perform services for us or The Goldman Sachs Group, Inc. in the ordinary course of business. GS&Co. may resell warrants to or through another of our affiliates, as selling agent.

The warrants are a new issue of securities, and there will be no established trading market for any warrant before its original issue date. We do not plan to list the warrants on a securities exchange or quotation system unless otherwise specified in your pricing supplement. We have been advised by GS&Co. that it intends to make a market in the warrants. However, neither GS&Co. nor any of our other affiliates nor any other agent named in your pricing supplement that makes a market is obligated to do so and any of them may stop doing so at any time without notice. No assurance can be given as to the liquidity or trading market for the warrants.

This prospectus supplement may be used by GS&Co. or any of our other affiliates in connection with offers and sales of the warrants in market-making transactions. Information about the trade and settlement dates, as well as the purchase price, for a market-making transaction will be provided to the purchaser in a separate confirmation of sale.

Unless we, The Goldman Sachs Group, Inc. or an agent informs you in your confirmation of sale that your warrants are being purchased in the original offering and sale, you may assume that you are purchasing your warrants in a market- making transaction.

We describe market-making transactions and other matters relating to the distribution of the warrants in the accompanying prospectus under “Plan of Distribution”.

VALIDITY OF THE WARRANTS AND GUARANTEES

The validity of the warrants, including the guarantees thereof, that may be issued after the date of this prospectus supplement has been passed upon for GS Finance Corp. and The Goldman Sachs Group, Inc. by Sidley Austin LLP. The opinions of Sidley Austin LLP were based on assumptions about future actions required to be taken by GS Finance Corp., The Goldman Sachs Group, Inc. and the trustee in connection with the issuance and sale of the warrants, about the specific terms of the warrants and about other matters that may affect the validity of the warrants but which could not be ascertained on the date of those opinions. If specified in the applicable pricing supplement, the validity of any particular warrants, including the guarantees thereof, that may be issued after the date of this prospectus supplement will be passed upon for GS Finance Corp. and The Goldman Sachs Group, Inc. by Sidley Austin LLP, New York, New York.

Sidley Austin LLP has in the past represented and continues to represent GS Finance Corp. and Goldman Sachs on a regular basis and in a variety of matters. Sidley Austin LLP also performed services for The Goldman Sachs Group, Inc. in connection with the warrants we may issue under our Warrants, Series G program.

GS Finance Corp. Warrants, Series G guaranteed as described herein by The Goldman Sachs Group, Inc. Goldman Sachs & Co. LLC

We have not authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference in this prospectus supplement and the accompanying prospectus or in any free writing prospectuses we have prepared. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may provide. This prospectus supplement and the accompanying prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus supplement and the accompanying prospectus is current only as of the date of such documents.

TABLE OF CONTENTS
Prospectus Supplement
Page
Use of Proceeds	S-2
Description of Warrants We May Offer	S-3
Considerations Relating to Warrants	S-7
United States Taxation	S-9
Employee Retirement Income Security Act	S-10
Supplemental Plan of Distribution	S-11
Validity of the Warrants and Guarantees	S-12